Exhibit 10.3
MARINER ENERGY, INC.
COMPENSATION OF
NON-EMPLOYEE DIRECTORS
On August 8, 2007, the Board of Directors (the “Board”) of Mariner Energy, Inc. (the “Company”) approved the following compensation of non-employee members of the Board:
1. Effective May 9, 2007, cash compensation of non-employee members of the Board is as follows:

	Fee per
	Service	Period
Fee Description	($)	Covered
Non-employee director	60,000	Annual
Chairman of audit committee	20,000	Annual
Chairman of compensation committee	15,000	Annual
Chairman of committee other than audit and compensation committees	10,000	Annual
Board meeting (attendance in person or by phone)	2,000	Per meeting
Committee meeting (attendance in person or by phone)	1,500	Per meeting
2. The following equity compensation for each non-employee member of the Board to be made under the Company’s Second Amended and Restated Stock Incentive Plan:
An annual grant of restricted shares of the Company’s common stock (“Common Stock”) having a market value, determined by the last reported sales price for a share of Common Stock on the New York Stock Exchange on the last trading date prior to the date of grant, of $150,000, with one-third of the shares under each such grant to vest on each of the next three regularly-scheduled annual meetings of the Company’s stockholders following the date of grant, with such grants to be made as of August 9, 2007, and annually thereafter on the date of the regularly-scheduled annual meeting of the Company’s stockholders.
A special one-time performance/retention grant of shares of restricted Common Stock having a market value, determined by the last reported sales price for a share of Common Stock on the New York Stock Exchange on the last trading date prior to the date of grant, of $50,000, with all shares under such grants to vest on the date of the 2010 regularly-scheduled annual meeting of the Company’s stockholders, with such grants to be made as of August 9, 2007.